Exhibit 99

Contact:

Kay Rindels	Kim Baker
SPS Commerce	PAN Communications
866-245-8100	978-474-1900
krindels@spscommerce.com	spscommerce@pancomm.com
SPS Commerce Appoints New Board Member Philip Soran
Compellent Co-Founder and CEO Brings Decades of Proven Industry Expertise and Leadership
to SPS’ Board of Directors
Minneapolis, Minn., July 19, 2010 — SPS Commerce (NASDAQ: SPSC), a leading provider of on-demand supply chain management solutions, today announced that it has appointed Philip Soran to its board of directors.
Mr. Soran serves as chairman, president and CEO of Compellent (NYSE: CML), having co-founded the corporation in 2002. Compellent is a leading provider of enterprise-class network storage solutions that successfully completed its IPO in October 2007. Mr. Soran also co-founded Xiotech Corporation, and was its president and CEO from July 1995 to August 2001. Prior to Xiotech, he was executive vice president of Prodea Software and held a variety of management, sales, marketing and technical positions at IBM. Mr. Soran replaces Murray R. Wilson on SPS’ board of directors.
“We are pleased to welcome Philip Soran to our board of directors,” said Archie Black, President and CEO of SPS Commerce. “His experience and track record of successfully leading high-growth technology organizations make him a great addition to our board. We look forward to working with him. I would also like to thank Murray Wilson for his dedication and contribution to SPS Commerce as a director.”
About SPS Commerce
SPS Commerce is a leading provider of on-demand supply chain management solutions, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way suppliers, retailers, distributors and other customers manage and fulfill orders. Our SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 2,700 order management models across 1,300 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 35,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has 37 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. All other names and trademarks are the property of their respective holders.
Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our Registration Statement on Form S-1 and other required reports, as filed with the SEC, which are available at the SEC’s Website at http://www.sec.gov.
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